Prospectus Supplement No. 2036                        File No. 333-38792
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To (A) the Medium - Term Notes (no series             Rule 424 (b) (3)
designated) the Prospectus dated June 15, 2000,       Market Making Transactions
an (B) the Medium - Term Notes (Series B)
Prospectus and Prospectus Supplement Dated
June 15, 2000, and June 16, 2000, respectively.




                            Merrill Lynch & Co., Inc.
                   Medium - Term Notes (no series designated)
                         Medium - Term Notes (Series B)


     This Prospectus is used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."), in connection with offers and sales related to market-making transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of ML & Co. in which transactions MLPF&S acts as a principal. Such sales will be made at prices related to prevailing market prices at the time of sale.

     As of September 29, 2000, Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of ML & Co. have been issued and are currently outstanding as follows:

     From 9 Months but less than 12 Months                       N/A
     From 12 Months but less than 18 Months                      N/A
     From 18 Months but less than 2 Years                        N/A
     From 2 Years but less than 3 Years                     5.00% to 7.00%
     From 3 Years but less than 4 Years                     5.71% to 6.38%
     From 4 Years but less than 5 Years                     5.64% to 6.55%
     From 5 Years but less than 6 Years                     5.50% to 7.25%
     From 6 Years but less than 7 Years                          6.18%
     From 7 Years but less than 10 Years                     .25% to 7.00%
     10 Years or more                                       6.05% to 8.125%


MLPF&S may also act as an agent for its customers in connection with other secondary market transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B).


          0 This reflects actual interest rates for fixed rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B). ML & Co. also has outstanding a variety of floating rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B), the interest rates of which are reset periodically depending on various indices. In addition, ML & Co. has outstanding Medium-Term Notes (Series B) the return on which is correlated to changes in the market price of various equity securities or the level of various published indices, or baskets thereof, as the case may be.



Dated:  October 30, 2000